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                                  EXHIBIT 12.1
                          SAN DIEGO GAS & ELECTRIC COMPANY
            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                           AND PREFERRED STOCK DIVIDENDS






                           1993        1994        1995        1996      1997
                        ----------  ----------  ----------  ---------- ----------

Fixed Charges:

Interest:
  Long-Term Debt        $ 84,830    $ 81,749    $ 82,591     $ 76,463   $ 69,546
  Short-Term Debt          6,676       8,894      17,886       12,635     13,825
Amortization of Debt
 Discount and Expense,
 Less Premium              4,162       4,604       4,870        4,881      5,154
Interest Portion of
 Annual Rentals            9,881       9,496       9,631        8,446      9,496
                        --------    ---------   ---------   ---------   --------
   Total Fixed
    Charges              105,549     104,743     114,978      102,425     98,021
                        --------   ---------    ---------   ---------   --------
Preferred Dividends
 Requirements              8,565       7,663       7,663        6,582      6,582
Ratio of Income Before
 Tax to Net Income       1.79353     1.83501     1.78991      1.88864    1.91993
                       ---------  ----------   ---------    ---------  ---------
Preferred Dividends
 for Purpose of Ratio     15,362      14,062      13,716       12,431     12,637
                       ---------   ---------   ---------    ---------  ---------
 Total Fixed Charges
  and Preferred
  Dividends for
  Purpose of Ratio      $120,911    $118,805    $128,694     $114,856   $110,658
                       =========    =========  =========    =========  =========
Earnings:

Net Income (before
 preferred dividend
 requirements)          $215,872    $206,296    $219,049     $222,765   $238,232
Add:
 Fixed Charges
  (from above)           105,549     104,743     114,978      102,425     98,021
 Less: Fixed Charges
  Capitalized              1,483       1,424       2,040        1,495      2,052
Taxes on Income          171,300     172,259     173,029      197,958    219,156
                      ----------  ----------  ----------  -----------  ---------
 Total Earnings for
  Purpose of Ratio      $491,238    $481,874    $505,016     $521,653   $553,357
                      ==========  ==========  ==========  =========== ==========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Dividends                  4.06        4.06        3.92         4.54       5.00
                      ==========  ==========  ==========  ===========  =========

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